Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, September 11, 2024 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced its August project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Q2 2024 Results – The Company released its strong second quarter 2024 results. It included robust Adjusted EBITDA growth and a 362% Increase in Revenue year-over-year.
●	Breaking Ground at Project Dorothy 2 – The ceremony was held on Wednesday, August 28, 2024, in Texas.
●	Water Tower Research Fireside Chat – CEO John Belizaire discussed Project Dorothy, Soluna Cloud, and more. Watch it here. (You’ll have to create an account to access the recording. It’s free!)
●	CEO John Belizaire attended the 2024 Ai4 Conference – The panel “The AI Ecosystem: Hardware, Cloud, and Enterprise Integration” took place on Wednesday, August 14 in Las Vegas, NV.
●	New Blog – We explore the rising tension among big tech companies’ race to AI and fast-approaching net zero goals. Read it here.
●	AMA – The Company published responses to investor questions in its monthly AMA for May. View the responses here.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	The site delivered a solid month of production during a hot August in Texas. As expected over the summer, the site saw meaningful curtailment from its power provider during the month.
●	Site optimization efforts will be completed by the end of September adding resilience against extreme weather conditions in the future. These efforts include building insulation, heat shielding, and power infrastructure active cooling solutions.

Project Dorothy 2 (48 MW, Bitcoin Hosting):

●	Soluna announced the groundbreaking of Dorothy 2 construction in a ceremony attended by key stakeholders, partners, and the local community who have been instrumental in the project’s development.
●	Civil, mechanical, and electrical construction staff have been mobilized to the site and work is well underway. The remaining long lead equipment items will arrive on-site in the coming weeks.

[New] Project Grace (2 MW, AI Cloud/Hosting):

●	The Helix Data Center at the Wind farm near Dorothy 2 finally has a name – Project Grace. The planned AI facility is named after Grace Hopper, an esteemed computer scientist and one of the first computer programmers to work on the Harvard Mark I. Her work led to COBOL, an early programming language we still use today. In 1947, she recorded the world’s first ever real computer bug, and it is also said that she coined the phrase: “It is often easier to ask for forgiveness than to ask for permission.”

[New] Project Ada (1 MW, AI Cloud with HPE):

●	The HPE Data Center housing the initial H100 Cluster is named after Ada Lovelace. Ada is known as the first programmer due to her written notes explaining how the notion of an engine could transition calculation to computation.

●	Demand and utilization for the cluster are growing rapidly with multiple proof-of-concept projects with enterprise customers in progress.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	The site has maintained strong operations through the end of the summer benefiting from fleet optimization efforts and infrastructure upgrades.

Project Kati (166 MW, Bitcoin Hosting and AI):

●	ERCOT approved the Reactive Power Study, the last study required to exit planning.
●	Negotiations continue with landowners for the site land leases.
●	Helix One concept phase has kicked off with top-tier hyperscale design firm, kW Mission Critical Engineering.

View Soluna’s recent AMA here.

View Soluna 2024 Earnings Power Presentation here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

Non-GAAP Measures

In addition to figures prepared in accordance with GAAP, Soluna from time to time presents alternative non-GAAP performance measures, e.g., EBITDA, adjusted EBITDA, adjusted net profit/loss, adjusted earnings per share, free cash flow, both on a company basis and on a project-level basis. Project-level measures may not take into account a full allocation of corporate expenses. These measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Alternative performance measures are not subject to GAAP or any other generally accepted accounting principle. Other companies may define these terms in different ways. See our annual report on Form 10-K for the year ended December 31, 2023, for an explanation of how management uses these measures in evaluating its operations.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com